                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT


                                     AMONG

                           PATTERSON DRILLING COMPANY

                                      AND

                                 H. GENE SLEDGE

                                JOYCE A. SLEDGE

                                DAVID W. SLEDGE

                                      AND

                               MICHAEL G. SLEDGE

                               TABLE OF CONTENTS


                                                                             Page
                                                                             ----
ARTICLE I

THE STOCK PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       SECTION 1.1   The Stock Purchase   . . . . . . . . . . . . . . . . .    1
       SECTION 1.2   Purchase Price   . . . . . . . . . . . . . . . . . . .    1
       SECTION 1.3   Closing  . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PDC . . . . . . . . . . . . . . . . . . .    2
       SECTION 2.1   Organization, Standing and Power   . . . . . . . . . .    2
       SECTION 2.2   Authority; Non-Contravention   . . . . . . . . . . . .    2

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SLEDGES . . . . . . . . . . . . . . .    2
       SECTION 3.1   Organization, Standing and Power   . . . . . . . . . .    3
       SECTION 3.2   Capital Structure  . . . . . . . . . . . . . . . . . .    3
       SECTION 3.3   Ownership of Company Stock   . . . . . . . . . . . . .    3
       SECTION 3.4   Authority; Non-Contravention   . . . . . . . . . . . .    3
       SECTION 3.5   Financial Statements   . . . . . . . . . . . . . . . .    4
       SECTION 3.6   Absence of Material Adverse Change   . . . . . . . . .    4
       SECTION 3.7   Taxes  . . . . . . . . . . . . . . . . . . . . . . . .    4
       SECTION 3.8   Real and Personal Property; Title Thereto  . . . . . .    5
       SECTION 3.9   Accounts Receivable  . . . . . . . . . . . . . . . . .    6
       SECTION 3.10  Liabilities  . . . . . . . . . . . . . . . . . . . . .    6
       SECTION 3.11  Insurance  . . . . . . . . . . . . . . . . . . . . . .    6
       SECTION 3.12  Contracts and Other Agreements   . . . . . . . . . . .    6
       SECTION 3.13  Records  . . . . . . . . . . . . . . . . . . . . . . .    6
       SECTION 3.14  Transactions with Affiliates   . . . . . . . . . . . .    7
       SECTION 3.15  Employee Benefit Plans; Employment Agreements  . . . .    7
       SECTION 3.16  Labor Matters  . . . . . . . . . . . . . . . . . . . .    7
       SECTION 3.17  Environmental Matters  . . . . . . . . . . . . . . . .    8
       SECTION 3.18  Litigation   . . . . . . . . . . . . . . . . . . . . .    9
       SECTION 3.19  Governmental Licenses and Permits; Compliance with
                     Law  . . . . . . . . . . . . . . . . . . . . . . . . .   10
       SECTION 3.20  Brokers  . . . . . . . . . . . . . . . . . . . . . . .   10
       SECTION 3.21  Bank Accounts  . . . . . . . . . . . . . . . . . . . .   10
       SECTION 3.22  Distributions to Stockholders  . . . . . . . . . . . .   10





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
       SECTION 3.23  Workers' Compensation Claims.  . . . . . . . . . . . .   10

ARTICLE IV

ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       SECTION 4.1   Fees and Expenses  . . . . . . . . . . . . . . . . . .   11
       SECTION 4.2   Reasonable Efforts   . . . . . . . . . . . . . . . . .   11
       SECTION 4.3   Public Announcements   . . . . . . . . . . . . . . . .   11
       SECTION 4.4   Employee Benefits  . . . . . . . . . . . . . . . . . .   11
       SECTION 4.5   Sledges Indemnification  . . . . . . . . . . . . . . .   12
       SECTION 4.6   Repayment of Bank Debt   . . . . . . . . . . . . . . .   13
       SECTION 4.7   Repayment of Sledges Indebtedness to the Company   . .   13
       SECTION 4.8   Certain Tax Matters  . . . . . . . . . . . . . . . . .   13
       SECTION 4.9   Desta Drive Office Lease.  . . . . . . . . . . . . . .   14
       SECTION 4.10  IBM Leases.  . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE V

CONDITIONS PRECEDENT TO THE STOCK PURCHASE  . . . . . . . . . . . . . . . .   15
       SECTION 5.1   Conditions to Each Party's Obligation to Effect the
                     Stock Purchase   . . . . . . . . . . . . . . . . . . .   15
       SECTION 5.2   Conditions to Obligation of the Sledges to Effect
                     the Stock Purchase   . . . . . . . . . . . . . . . . .   15
       SECTION 5.3   Conditions to Obligations of PDC to Effect the
                     Stock Purchase   . . . . . . . . . . . . . . . . . . .   16

ARTICLE VI

POST CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       SECTION 6.1   Sale of Assets to Sledge Ranches, Ltd.   . . . . . . .   18
       [SECTION 6.2  Access to Information. . . . . . . . . . . . . . . . .   18
       SECTION 6.3   Use of Name. . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE VII

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       SECTION 7.1   Notices  . . . . . . . . . . . . . . . . . . . . . . .   19
       SECTION 7.2   Interpretation   . . . . . . . . . . . . . . . . . . .   20
       SECTION 7.3   Counterparts   . . . . . . . . . . . . . . . . . . . .   20
       SECTION 7.4   Entire Agreement; No Third-Party Beneficiaries   . . .   20
       SECTION 7.5   Governing Law  . . . . . . . . . . . . . . . . . . . .   20
       SECTION 7.6   Assignment   . . . . . . . . . . . . . . . . . . . . .   20
       SECTION 7.7   Severability   . . . . . . . . . . . . . . . . . . . .   20
       SECTION 7.8   Enforcement of This Agreement  . . . . . . . . . . . .   21





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

Exhibit A(I)         CONSULTING AGREEMENT OF DAVID W. SLEDGE

Exhibit A(II)        CONSULTING AGREEMENT OF MICHAEL G. SLEDGE

Exhibit B(I)         NON-COMPETITION AGREEMENT OF DAVID W. SLEDGE

Exhibit B(II)        NON-COMPETITION AGREEMENT OF MICHAEL G. SLEDGE

Exhibit B(III)       NON-COMPETITION AGREEMENT OF H. GENE SLEDGE

Exhibit C            ASSET PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT


       STOCK PURCHASE AGREEMENT, dated as of October 23, 1996 (this "Agreement"), among Patterson Drilling Company ("PDC"), a Delaware corporation and a wholly-owned subsidiary of Patterson Energy, Inc., H. Gene Sledge ("G Sledge"), Joyce A. Sledge ("J Sledge"), David W. Sledge ("D Sledge") and Michael G. Sledge ("M Sledge"), each of whom is an individual residing in Midland, Texas (G Sledge, J Sledge, D Sledge and M Sledge are collectively referred to herein as the "Sledges").

                                  WITNESSETH:

       WHEREAS, the Sledges or the minor children of D Sledge and M Sledge beneficially own all of the outstanding Common Stock, par value $0.10 per share ("Company Stock"), of Sledge Cattle Company, Inc., d/b/a Gene Sledge Drilling Corporation (the "Company");

       WHEREAS, PDC desires to purchase, and the Sledges desire to sell, or cause the sale of, all of the outstanding Company Stock (the "Stock Purchase") for the consideration set forth and provided for herein; and

       WHEREAS, PDC, on the one hand, and the Sledges, on the other, desire to make certain representations, warranties and agreements in connection with the Stock Purchase.

       NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                               THE STOCK PURCHASE


       SECTION 1.1 The Stock Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.3 below) provided herein, PDC shall purchase from the stockholders of the Company, and the Sledges shall sell, or cause to be sold, to PDC, all of the outstanding shares of Company Stock.

       SECTION 1.2 Purchase Price. PDC agrees to pay to the stockholders of the Company at the Closing a total of $11,728,000 (the "Purchase Price") for all of the outstanding shares of Company Stock ($92.34645669 per share of Company Stock). The Purchase Price shall be paid in a lump sum by a single wire transfer to the order of H. Gene Sledge, as trustee for all stockholders of the Company as a group.

       SECTION 1.3 Closing. The closing of the Stock Purchase (the "Closing") shall take place at 9:00 a.m., local time, on the date of this Agreement at the offices in Dallas, Texas of counsel to the Sledges and the Company, Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P., or at such other time and place as PDC and the Sledges shall agree.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF PDC


       PDC represents and warrants to the Sledges as follows:

       SECTION 2.1 Organization, Standing and Power. PDC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

       SECTION 2.2 Authority; Non-Contravention. PDC has all requisite power and authority to enter into this Agreement and to consummate the Stock Purchase. The execution and delivery by PDC of this Agreement and the consummation by PDC of the Stock Purchase have been duly authorized by all necessary corporate action on the part of PDC. This Agreement has been duly executed and delivered by PDC and (assuming the valid authorization, execution and delivery of this Agreement by the Sledges) constitutes a valid and binding obligation of PDC enforceable against PDC in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Agency") is required by or with respect to PDC in connection with the execution and delivery of this Agreement by PDC or is necessary for the consummation by PDC of the Stock Purchase and the other transactions contemplated by this Agreement.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SLEDGES


       The Sledges jointly and severally represent and warrant to PDC as follows:

       SECTION 3.1 Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted. The Company has no subsidiaries. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

       SECTION 3.2 Capital Structure. The authorized capital stock of the Company consists of 1,000,000 shares of Company Stock, of which 127,000 shares are issued and outstanding. All outstanding shares of Company Stock are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, additional shares of capital stock of the Company.

       SECTION 3.3 Ownership of Company Stock. Section 3.3 of the disclosure schedule of the Sledges dated as of the date of this Agreement, previously delivered to PDC (the "Sledges Disclosure Schedule") sets forth a true and correct list of the ownership of Company Stock by the stockholders of the Company. Each of the stockholders of the Company beneficially holds such Company Stock free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933 and state securities laws), taxes, Liens (as defined below in this Section), options, warrants, purchase rights, contracts, commitments, equities, claims and demands. None of the stockholders of the Company is a party to (i) any option, warrant, purchase right, or other contract or commitment that could require him/her to sell, transfer, or otherwise dispose of any Company Stock (other than pursuant to this Agreement) or (ii) any voting trust, proxy, or other agreement or understanding with respect to the Company Stock. For purposes of this Agreement "Liens" means liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind.

       SECTION 3.4 Authority; Non-Contravention. Each of the Sledges has all requisite power and authority to enter into this Agreement and to consummate the Stock Purchase. This Agreement has been duly executed and delivered by the Sledges and (assuming the valid authorization, execution and delivery of this Agreement by PDC) constitutes a valid and binding obligation of each of the Sledges enforceable against him/her in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the Stock Purchase and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charges or encumbrances upon any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or By-laws of the Company (true and complete copies of which as of the date hereof have been delivered to PDC), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, losses, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of the Stock Purchase. Except as set forth on Section 3.4 of the Sledges Disclosure Schedule, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to any of the Sledges or the Company in connection with the execution and delivery of this Agreement by the Sledges or is necessary for the consummation by the Sledges of the Stock Purchase or any other transaction contemplated by this Agreement.
For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is or, as far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of the Company.

       SECTION 3.5 Financial Statements. Included in Section 3.5 of the Sledges Disclosure Schedule are the following unaudited financial statements (collectively, the "Company Financial Statements") of the Company: (i) balance sheets as of December 31, 1995 and August 31, 1996; and (ii) statements of income and statements of cash flows for (x) each of the four years in the period ended December 31, 1995, and (y) the eight-month period ended August 31, 1996.

       Except as may be set forth in Section 3.5 of the Sledges Disclosure Schedule, the Company Financial Statements (a) are complete and correct in all material respects, (b) have been prepared in conformity with accrual tax basis accounting consistently applied, and (c) present fairly the financial condition of the Company at the dates presented and the results of operations of the Company for the periods covered. There does not, and there will not be at Closing, exist any fact, event, condition or claim known to any of the Sledges which would cause a Material Adverse Change in the Company Financial Statements as presented other than as set forth therein.

       SECTION 3.6 Absence of Material Adverse Change. Except as otherwise set forth in Section 3.6 of the Sledges Disclosure Schedule, there has not been any Material Adverse Change with respect to the Company since August 31, 1996.

       SECTION 3.7 Taxes. Except as otherwise set forth in Section 3.7 of the Sledges Disclosure Schedule: (i) all Tax Returns required to be filed by the Company have been filed or extensions have been validly obtained; (ii) Tax Returns referred to in clause (i) are true and correct in all material respects and have been completed in all material respects in accordance with applicable law; (iii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been timely paid or extensions have been duly obtained or such taxes have been adequately provided for on the Company's balance sheet or are being timely and properly contested; (iv) the Company has not waived any statute of limitations in respect of Taxes of the Company; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of such Tax Returns were required to be filed has expired; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or adequately provided for on the Company's balance sheet or are being timely and properly contested; (viii) the Company has made available to PDC correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company; (ix) from March 1, 1987, to the present, the Company has duly elected to be treated as an S corporation pursuant to Section 1362(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the corresponding provisions of the laws of the State of Texas, and no taxing authority has challenged the effectiveness of such election; (x) approval of the Company's election to be treated as an S corporation has been received from the Internal Revenue Service and such approval has been recognized by the State of Texas; (xi) no event has or will occur before the Closing Date to have caused the Company's election to be treated as an S corporation to be terminated in any manner; and (xii) the Company shall not be subject to a tax on built-in gains under Section 1374 of the Code as a result of the Stock Purchase. For purposes of this Agreement,
(a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer, severance or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

       SECTION 3.8   Real and Personal Property; Title Thereto.  Set forth in
Section 3.8 of the Sledges Disclosure Schedule is a complete and accurate schedule of all real and personal property owned by the Company having an individual fair market value in excess of $25,000, and other than the real and personal property to be resold to Sledge Ranches, Ltd., a Texas limited partnership, immediately following the Closing Date as provided in Section 6.1 of this Agreement. Except as set forth in Section 3.8 of the Sledges Disclosure Schedule, the Company has good and, with respect to real property, indefeasible title to all of such real property and personal property, subject to no Liens except for (i) Liens for taxes not yet delinquent or the validity of which is being contested in good faith, and (ii) any Liens arising by operation of law securing obligations not yet overdue. Notwithstanding the foregoing, title to the oil and gas interests of the Company is of the type customarily acceptable to prudent investors in oil and gas interests in the area where such oil and gas interests of the Company are located. Any real or personal property held by the Company under lease are held under valid and enforceable leases which will continue in full force and effect immediately after the Closing Date; the Company is not in default with respect to any such lease.

       SECTION 3.9 Accounts Receivable. Set forth in Section 3.9 of the Sledges Disclosure Schedule is a complete and accurate schedule of the accounts receivable of the Company as of August 31, 1996, as reflected in the balance sheet as of that date included in the Company Financial Statements, together with an accurate aging of those accounts. To the best knowledge of the Sledges, the accounts described in Section 3.9 have been collected in full, or are collectible at their full amounts.

       SECTION 3.10 Liabilities. There are no liabilities of the Company of any kind, whether contingent or fixed, other than (i) liabilities disclosed or provided for in the balance sheet of the Company as of August 31, 1996 included in the Company Financial Statements or disclosed in Section 3.10 of the Sledges Disclosure Schedule, or (ii) liabilities incurred in the ordinary course of business since August 31, 1996, none of which, either individually or in the aggregate, may be reasonably expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company.

       SECTION 3.11 Insurance. Set forth in Section 3.11 of the Sledges Disclosure Schedule is an accurate and complete list and brief description of all policies of fire and extended coverage, liability, worker compensation and other forms of similar insurance or indemnity bonds held by the Company. The Company is not in default in any material respect with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure would materially adversely affect the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company.

       SECTION 3.12  Contracts and Other Agreements.  Except as disclosed on
Section 3.12 of the Sledges Disclosure Schedule, the Company is not a party to or bound by any written or oral (i) employment, agency, consulting or similar contract which cannot be terminated upon 30 days' notice without liability to the Company, (ii) lease, whether as lessor or lessee, with respect to any real or personal property, (iii) contract or commitment involving more than $10,000 a year, other than contracts with the Company's contract drilling customers in the ordinary course of business; (iv) credit agreements; (v) guarantee, suretyship, indemnification or contribution agreement, or (vi) other contracts not made in the ordinary course of business.

       SECTION 3.13 Records. The stock record books and minute books of the Company are complete and correct in all material respects, and record all transactions required to be set forth concerning all proceedings, consents, actions and meetings of the stockholders and the Board of Directors of the Company.

       SECTION 3.14 Transactions with Affiliates. Except as otherwise set forth in 3.14 of the Sledges Disclosure Schedule, no Affiliate (as hereinafter defined) has any direct or indirect interest in or owns directly or indirectly any asset or right owned by or used in the conduct of the contract drilling business of the Company or is party to any contract, lease, agreement, arrangement or commitment used in such business.

       "Affiliate" as used in this Section 3.14 means a person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under, control with the Company. For purposes of this definition, the officers, directors and stockholders of the Company shall be deemed Affiliates.

       SECTION 3.15 Employee Benefit Plans; Employment Agreements. With respect to all the employee benefit plans, programs and arrangements of the Company, including, but not limited to, the Sledge Cattle Company, Inc. Profit Sharing Plan (the "Company Profit Sharing Plan") and related trust maintained for the benefit of any current or former employee, officer or director of the Company (collectively, the "Company Plans"), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) none of the Company Plans is a multi-employer plan within the meaning of ERISA; (ii) none of the Company Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law; (iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan; (iv) each Company Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) the Company has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Company Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Company Plan. Except as set forth in Section 3.15 of the Sledge Stockholder Disclosure Schedule, the Company has no Company Plans or any employment or severance agreements with any of its employees.

       SECTION 3.16 Labor Matters. (i) The Company is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of any of the Sledges, threatened, with regard to employees of the Company; (iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of any of the Sledges, threatened against the Company; (iv) as of the date hereof, no representation question exists, nor to the knowledge of any of the Sledges are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by a labor organization; (v) the Company is not party to, or is not otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company; (vi) the Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) except as disclosed in Section 3.16 of the Sledges Disclosure Schedule, the Company is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a Material Adverse Effect on the Company.

       SECTION 3.17  Environmental Matters.

              (a) Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on the Company, to the actual knowledge of the Sledges:

              (i) the Company holds, and is in compliance with and has been in compliance with for the last three years, all Environmental Permits, and is otherwise in substantial compliance and has been in substantial compliance for the last three years with, all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere prior to the Effective Time with compliance by the Company with Environmental Laws;

              (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby or the operation of the business of the Company on the date of the Closing;

              (iii) the Company has not received any Environmental Claim, nor has any Environmental Claim been threatened against the Company;

              (iv) the Company has not entered into, agreed to or is not subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

              (v) there are no circumstances that are reasonably likely to give rise to liability under any agreements with any person pursuant to which the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

              (vi) there are no other circumstances or conditions that are reasonably likely to give rise to liability of the Company under any Environmental Laws.

              (b) For purposes of this Agreement, the terms below shall have the following meanings:

              "Environmental Claim" means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to the Company asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities of the Company under any Environmental Law.

              "Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for the Company to conduct its operations as presently conducted.

              "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution or protection of the environment, to the extent and in the form that such exist at the date hereof.

              "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radioactive materials, regulated pursuant to any Environmental Laws.

       SECTION 3.18 Litigation. Except as set forth in Section 3.18 of the Sledges Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Sledges, threatened against the Company at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that would have a Material Adverse Effect on the Company or, with respect to such matters that are pending or threatened as of the date hereof, materially impair the ability of the Company to perform its obligations hereunder or to consummate the Stock Purchase, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which the Company is subject that would have a Material Adverse Effect on the Company or, with respect to such items that are outstanding and applicable as of the date hereof, materially impair the ability of the Company to perform its obligations hereunder or to consummate the Stock Purchase.

       SECTION 3.19 Governmental Licenses and Permits; Compliance with Law. The Company has not received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval, the revocation or modification of which would have a Material Adverse Effect on the Company. The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

       SECTION 3.20 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

       SECTION 3.21 Bank Accounts. A complete list of each bank account maintained by the Company, including safe deposit boxes maintained by the Company, the account balances and the names of the persons authorized to draw down upon or have access thereto is set forth in Section 3.21 of the Sledges Disclosure Schedule.

       SECTION 3.22 Distributions to Stockholders of the Company. Except as permitted by Section 4.1, the Company, since August 31, 1996, has not declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to any of the stockholders of the Company other than salaries in the ordinary course of business.

       SECTION 3.23 Workers' Compensation Claims. There are no workers' compensation claims pending or, to the knowledge of the Sledges, threatened against the Company, other than claims incurred under the Company's Petrosurance policy.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS


       SECTION 4.1 Fees and Expenses. All costs and expenses incurred by PDC in connection with this Agreement and the transactions contemplated hereby shall be paid by PDC; such costs and expenses incurred by the Sledges or the Company up to a maximum of $38,000 shall be paid by PDC, and any such fees and expenses in excess of that amount shall be paid by the Sledges.

       SECTION 4.2 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Stock Purchase and the other transactions contemplated by this Agreement and the prompt satisfaction of the conditions hereto.

       SECTION 4.3 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, PDC, on the one hand, and the Sledges, on the other, will consult with each other, and will undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market.

       SECTION 4.4 Employee Benefits. All employee benefit plans and programs of the Company, including the Company Profit Sharing Plan shall terminate on the Closing and, subject to all applicable laws, PDC shall cause all vested rights, benefits and assets of such plans and programs to be distributed to the eligible participants in accordance with the terms of such plans. In the case of the Company Profit Sharing Plan, Patterson Energy, Inc. ("PEC") and PDC shall also cause the Company to apply for a favorable determination letter from the IRS prior to distribution of plan assets. Until all plan assets are fully distributed to participants, copies of all correspondence among the Company, the Trustee, the Administrator of the Plan and the IRS in connection with termination of the Company Profit Sharing Plan will be sent to G Sledge, with a copy to Robert Don Collier, at the addresses set forth for these individuals in Section 7.1 hereof. The employees of the Company who continue as employees of "PEC" or any of PEC's subsidiaries, including PDC, shall be provided with employee benefits under plans and programs which, in the aggregate, are no less favorable than those provided pursuant to the plans and programs of PEC and its subsidiaries (including PDC) in effect on the date hereof for the benefit of all employees of PEC or any of its subsidiaries (including but not limited to stock option, life insurance, medical, profit sharing (including 401(k)), severance, salary continuation and fringe benefits). For purposes of eligibility to participate in and vesting in benefits provided to employees, individuals who are employees of the Company on the Closing Date who continue as employees of the Company or PDC, will be credited with their years of service with the Company and years of service with prior employers to the extent service with prior employers is taken into account under analogous plans of the Company.

       SECTION 4.5   Sledges Indemnification.

              (a) After the Closing Date, the Sledges (other than J Sledge who enters into the indemnification provided for in this Section 4.5(a) solely for purposes of Sections 3.3 and 3.4 above) shall jointly and severally indemnify and hold PEC and PDC harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonably attorneys' fees of PEC or PDC), in excess in the aggregate of $100,000, but after giving effect to insurance recoveries, if any, relating to any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of the Sledges under this Agreement, other than with respect to the representation and warranty contained in Section 3.17 hereof, as to which there will be no such indemnification; provided, however, there shall be no such limitation (other than giving effect to insurance recoveries, if any) on the obligation of the Sledges to indemnify and hold PEC or PDC harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees) for any knowing and wilful misrepresentation or violation of this Agreement. Any written notice of claim for indemnification shall be given to G Sledge, as representative of the Sledges, by PEC or PDC within 30 days after it has knowledge of any misrepresentation or breach of warranty or non-fulfillment of any agreement on the part of the Sledges, which may give rise to a claim for indemnification. This indemnification provided for in this Section 4.5(a) shall terminate and be of no further force and effect two years from the Closing Date, except (i) as to any representation or warranty as to which a written notice of claim for indemnification has been given to G Sledge, as representative of the Sledges, prior to the expiration of such two-year period; and (ii) for a claim for indemnification for unpaid or undisclosed federal income tax liability given to G Sledge, as representative of the Sledges, prior to the expiration of the applicable period of limitations. Notwithstanding anything in this Section 4.5(a) to the contrary, any loss incurred by the Company, PEC or PDC as a result of the failure of the performance by the Sledges of their agreements contained in Section 4.9 or G Sledge of his agreement contained in Section 4.10 shall not be offset against the $100,000 "basket" provided for above in this Section.

              (b) After the Closing Date, and, in addition to, but separate from, the indemnification contained in Section 4.5(a), the Sledges (other than J Sledge) shall jointly and severally indemnify and hold PEC and PDC harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees of PEC and/or PDC), but after giving effect to insurance recoveries, if any, relating in any way to the ranch real and personal property to be sold to Sledge Ranches, Ltd. pursuant to the Asset Purchase Agreement referred to in Section 6.1.

       SECTION 4.6 Repayment of Bank Debt. Prior to the Closing Date, the Sledges shall cause the Company to repay all indebtedness of the Company for borrowed money including, but not limited to, the loans from West Texas State Bank and Norwest Bank Texas, Midland, N.A.

       SECTION 4.7 Repayment of Sledges Indebtedness to the Company. On or prior to the Closing Date, G Sledge shall pay to the Company all principal and interest on monies borrowed by, or advance to, him or any of the other stockholders of the Company (total principal and interest balance of $579,091.97 as of the date of this Agreement).

       SECTION 4.8   Certain Tax Matters.

              (a) The parties recognize and agree that the S election of the Company shall be terminated under Section 1362(d)(2) of the Code on the Closing Date as a result of the Company ceasing to be a small business corporation.
The parties further agree that under Section 1362(d)(2)(B) the termination will be effective on the Closing Date, that under Section 1362(e)(1)(A) the S short year return for 1996 will be for the period of January 1, 1996, through the day before the Closing Date, and that under Section 1362(e)(1)(B) the C short year return for 1996 will include the day on which the Closing Date occurs. Accordingly, the parties further agree that any gain or loss from the sale of assets pursuant to Section 6.1 hereof shall be reportable in such C short year.

              (b) For each taxable period of the Company that ends before the Closing Date, G Sledge shall cause to be timely prepared and filed with the appropriate authorities all tax returns of the Company and shall cause to be paid by the parties responsible therefor all taxes when due. In completing the foregoing obligations to cause to be prepared such tax returns, G Sledge may utilize at no cost to him the tax return preparation services of the employees and the accountants of the Company and PDC on a reasonable and good faith basis and subject to the reasonable prior approval of the Company and PDC. PDC shall cause to be prepared and filed all tax returns for the Company for tax periods not described in the immediately foregoing sentence, and the Company or PDC shall pay all taxes required to be paid for such periods.

              (c) G Sledge, the Company and PDC reasonably and in good faith shall cooperate with each other in preparing and filing all tax returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of such tax returns.

              (d) G Sledge shall be responsible for causing to be filed any amended tax returns of the Company for taxable periods ending prior to the Closing Date which are required as a result of an examination or adjustments made by taxing authorities, and for causing to be paid by the parties responsible therefor when due any taxes resulting therefrom. Any such amended returns shall be furnished to PDC for approval (which approval shall not be unreasonably withheld), signature and filing at least ten (10) business days prior to the due date for the filing of such amended returns.

              (e)    If a claim is made by any taxing authority:

              (i) For any taxable period ending before the Closing Date, G Sledge shall control the proceedings taken in connection with such claim; and

              (ii) For any taxable period ending on or after the Closing Date, PDC shall control the proceedings taken in connection with such claim.

       Subject to the immediately foregoing clauses (i) and (ii), the parties reasonably and in good faith shall cooperate with each other in the contesting of any tax claim, and shall keep each other fully apprised of the status of such claims. Notwithstanding any of the foregoing to the contrary, the Company and PDC shall not without the prior written approval of G Sledge (1) agree to an extension of the statute of limitations with respect to any taxable period of the Company ending before the Closing Date or (2) amend any tax return of the Company for any taxable period of the Company ending before the Closing Date.

              (f) If G Sledge is unable to act under the foregoing provisions of this Section for any reason, then D Sledge shall act in his place, or if he is also unable to act, then M Sledge shall act in his place.

              (g) The parties recognize and agree that the Company has intangible assets consisting of goodwill, going concern value and customer lists, and specialized know-how, having a value of at least $1,000,000. The parties also agree not to take a position for tax purposes inconsistent with such agreed minimum value.

       SECTION 4.9 Desta Drive Office Lease. The Sledges agree (i) to assume the Desta Drive office lease as of the Closing Date and to use their best efforts to cause the Company to be released as a party to the lease and from any further obligation or liability with respect thereto, and in any event will indemnify and hold harmless the Company from any whatsoever and further liability under the lease, and (ii) during the period beginning on the Closing Date and ending on December 31, 1996, to allow PDC and the Company to have access to the office for use from time to time by accounting personnel and auditors of PDC and the Company.

       SECTION 4.10 IBM Lease. G Sledge agrees to assume, or cause an affiliate of G Sledge, to assume the IBM lease as of the Closing Date and to indemnify and hold harmless the Company from any further liability under the lease.

                                   ARTICLE V

                   CONDITIONS PRECEDENT TO THE STOCK PURCHASE


       SECTION 5.1 Conditions to Each Party's Obligation to Effect the Stock Purchase. The respective obligations of each party to effect the Stock Purchase shall be subject to the fulfillment or waiver (where permissible) at or prior to the Closing Date of each of the following conditions:

              (a) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Stock Purchase or any of the other transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

              (b) A Consulting Agreement in the respective forms attached hereto as Exhibits A(I) and A(II) shall have been executed and delivered by PDC and by D Sledge and M Sledge, as the case may be.

              (c) A Non-Competition Agreement in the respective forms attached hereto as Exhibits B(I), B(II), and B(III), shall have been executed and delivered by D Sledge, M Sledge and G Sledge, as the case may be.

       SECTION 5.2 Conditions to Obligation of the Sledges to Effect the Stock Purchase. The obligation of the Sledges to effect the Stock Purchase shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions; provided that the Sledges may waive any of such conditions in their sole discretion:

              (a) Performance of Obligations; Representations and Warranties. PDC shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of PDC contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date.

              (b) Officers' Certificate. PDC shall have furnished to the Sledges a certificate, dated the Closing Date, signed by the appropriate officers of PDC, certifying to the effect that to the best of the knowledge and belief of PDC, the conditions set forth in Section 5.1 and this Section 5.2(a) have been satisfied in full.

              (c) Payment of Purchase Price. PDC shall have made delivery of the Purchase Price as provided in Section 1.2 of this Agreement.

       SECTION 5.3 Conditions to Obligations of PDC to Effect the Stock Purchase. The obligations of PDC to effect the Stock Purchase shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, provided that PDC may waive any such conditions in its sole discretion:

              (a) Performance of Obligations; Representations and Warranties. The Sledges shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of the Sledges contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date and each of the representations and warranties that is not so qualified shall be true in all material respects on and as of the Closing Date.

              (b) Officers' Certificate. The Sledges shall have furnished to PDC a certificate, dated the Closing Date, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in Section 5.1 and this Section 5.3(a) have been satisfied.

              (c) Opinion of Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. PDC shall have received an opinion of counsel from Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P., counsel to the Company and the Sledges, dated the Closing Date, substantially to the effect that:

              (i) The incorporation, existence, good standing and capitalization of the Company are as stated in this Agreement; the authorized shares of Company Stock are as stated in this Agreement; all outstanding shares of Company Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of stockholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating the Company to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

              (ii) This Agreement has been duly authorized, executed and delivered by each of the Sledges, and (assuming the due and valid authorization, execution and delivery by PDC) constitutes the legal, valid and binding agreement of him/her enforceable against him/her in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

              (iii) The execution and performance by the Sledges of this Agreement will not violate the Articles of Incorporation or By-laws of the Company and will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to such counsel to which the Company or any of the Sledges is a party or to which they or any of their properties or assets may be bound.

              (iv) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting the Company or any of the Sledges by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

              (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of the Company or any of the Sledges for consummation of the transactions contemplated by this Agreement.

              (vi) Each Consulting Agreement between PDC and each of D Sledge and M Sledge constitutes the legal, valid and binding agreement of him enforceable against him in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

              (vii) Each Non-Competition Agreement between PDC and each of G Sledge, D Sledge and M Sledge constitutes the legal, valid and binding agreement of him enforceable against him in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

In rendering such opinion, counsel for the Company and the Sledges may rely as to matters of fact upon the representations of officers of the Company and of the Sledges contained in any certificate delivered to such counsel and certificates of public officials.

       Such opinion shall be limited to the laws of the United States of America and the State of Texas.

              (d) Officer and Director Resignation Letters. PDC shall have received a resignation letter dated the Closing Date from each of the directors and officers of the Company.

              (e) Company Stock Certificates. PDC shall have received all of the Company Stock certificates from the respective stockholders of the Company duly endorsed to PDC.

              (f) Desta Drive Office Lease and IBM Lease. The agreements contained in Sections 4.9 and 4.10 shall have been performed to the satisfaction of PDC.

              (g) G Sledge or an affiliate thereof shall have assumed the IBM Lease.



                                   ARTICLE VI

                             POST CLOSING COVENANTS


       SECTION 6.1 Sale of Assets to Sledge Ranches, Ltd. Each of PEC and PDC and the Sledges covenants and agrees that, immediately following the Closing Date, it/he/she will cause the execution, delivery and performance of the Asset Purchase Agreement in the form attached hereto as Exhibit C to this Agreement. Each of PEC and PDC covenants and agree that immediately following the Closing they will cause the Company to assign all of the Company's rights, title and interest in and to the following three club memberships to G Sledge (Midland Country Club), D Sledge (Midland Petroleum Club) and M Sledge (Midland Petroleum Club) for $1,000 each.

       SECTION 6.2 Access to Information. PDC agrees that it will cause the Company to (i) maintain the pre-Closing business and financial records of the Company in the offices of PEC and PDC in Snyder, Texas for a period of up to seven years following the Closing Date, and (ii) provide the Sledges and their respective financial and tax advisors access to such records during the Company's normal business hours on three days' prior written notice to PDC, as set forth in Section 7.1 hereof.

       SECTION 6.3 Use of Name. PDC agrees to cause the Company to change its name promptly following Closing to any name chosen by PDC which does not include the name "Sledge." PDC further acknowledges and agrees that it will promptly cause the Company to terminate and/or abandon any and all assumed name certificates or other public documents known to PDC claiming the right of the Company to use any assumed name which contains the name "Sledge." PDC also agrees to cause the Company to promptly execute any and all other documents reasonably requested by the Sledges, which document the agreement by PDC and the Company to abandon all rights held by the Company to any use of the name "Sledge" following the Closing.

                                  ARTICLE VII

                               GENERAL PROVISIONS


       SECTION 7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to PDC, to

                     Patterson Energy, Inc.
                     4510 Lamesa Highway
                     P.O. Drawer 1416
                     Snyder, Texas   79549

                     Attention:    Cloyce A. Talbott
                                   Chairman and Chief Executive Officer

              with copies to:

                     Thomas H. Maxfield, Esq.
                     Baker & Hostetler
                     303 East 17th Avenue, Suite 1100
                     Denver, Colorado   80203-1264

              (b)    if to the Sledge Stockholders, to

                     H. Gene and Joyce A. Sledge
                     7 Hawthorne
                     Midland, Texas   79705

                     David W. Sledge
                     3606 Trinity Meadows Drive
                     Midland, Texas   79705

                     Michael G. Sledge
                     3904 Arroyo
                     Midland, Texas   79705
              with copies to:

                     Robert Don Collier
                     Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. 3700 NationsBank Plaza
                     901 Main Street
                     Dallas, Texas  75202


       SECTION 7.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof', "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

       SECTION 7.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

       SECTION 7.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder; provided, however, that legal counsel for the Sledges and the Company hereto may rely upon the representations and warranties of the Sledges contained herein and in the certificates delivered pursuant to Sections 5.3(b) and (c).

       SECTION 7.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

       SECTION 7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       SECTION 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

       SECTION 7.8 Enforcement of This Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       IN WITNESS WHEREOF, PDC and each of the Sledges have executed this Agreement as of the date first written above.

                                           PDC:

                                           PATTERSON DRILLING COMPANY


                                           By: /s/ Cloyce A. Talbott
                                              ----------------------------------
                                                  Cloyce A. Talbott
                                                  Chief Executive Officer
Attest:

     /s/ James C. Brown
------------------------------------
James C. Brown, Secretary

                                           SLEDGES:


                                             /s/ H. Gene Sledge
                                           -------------------------------------
                                           H. Gene Sledge


                                             /s/ Joyce A. Sledge
                                           -------------------------------------
                                           Joyce A. Sledge

                                             /s/ David W. Sledge
                                           -------------------------------------
                                           David W. Sledge


                                             /s/ Michael G. Sledge
                                           -------------------------------------
                                           Michael G. Sledge


       THE UNDERSIGNED, BEING THE STOCKHOLDERS OF THE COMPANY OTHER THAN THE "SLEDGES" (AS THAT TERM IS DEFINED IN THIS AGREEMENT), HEREBY (i) AGREE TO THE PROVISIONS OF SECTION 1.2 OF THIS AGREEMENT, IN PARTICULAR, THE LUMP-SUM PAYMENT OF THE PURCHASE PRICE BY A SINGLE WIRE TRANSFER PAYABLE TO THE ORDER OF
H. GENE SLEDGE, AS TRUSTEE FOR ALL STOCKHOLDERS OF THE COMPANY AS A GROUP, AND
(ii) RELEASES PEC AND PDC AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES FROM ANY CLAIM ANY OF THE UNDERSIGNED MAY HAVE AS A RESULT OF THE FAILURE BY THE SLEDGES TO PAY TO THE UNDERSIGNED THE UNDERSIGNED'S SHARE OF SUCH PURCHASE PRICE.



THE HAROLD GENE SLEDGE 1986                THE HAROLD GENE SLEDGE 1986
  SPECIAL TRUST II FOR                     SPECIAL TRUST II FOR
  DAVID W. SLEDGE                          MICHAEL G. SLEDGE


By:     /s/ David W. Sledge                By:    /s/ Michael G. Sledge
     ------------------------------             --------------------------------
     David W. Sledge, Co-Trustee                Michael G. Sledge, Co-Trustee


By:                                        By:
     ------------------------------             --------------------------------
     M.J. Allison, Co-Trustee                   M.J. Allison, Co-Trustee


   /s/ David W. Sledge                        /s/ Michael G. Sledge
-----------------------------------        -------------------------------------
DAVID W. SLEDGE, as Custodian for          MICHAEL G. SLEDGE, as Custodian for
Shelley Sledge and Samuel Sledge           Spencer Sledge and Ashley Sledge



                              --------------------

              THE UNDERSIGNED, BEING THE SOLE STOCKHOLDER OF PDC, HEREBY AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 4.4 AND 6.1 OF THIS AGREEMENT.


                                           PATTERSON ENERGY, INC.



                                           By   /s/ Cloyce A. Talbott
                                              ----------------------------------
                                                  Cloyce A. Talbott
                                                  Chief Executive Officer